Exhibit 99.1

April 2018	Edward Vallejo

Vice President, Investor Relations

856-566-4005

edward.vallejo@amwater.com

Maureen Duffy

Vice President, Communications and Federal Affairs

856-309-4546

maureen.duffy@amwater.com

American Water Announces Agreement to Acquire

Pivotal Home Solutions

VOORHEES, N.J., April 11 , 2018 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that it has agreed to acquire Pivotal Home Solutions from Southern Company Gas, a subsidiary of Southern Company, for approximately $365 million in cash, including estimated working capital.

Acquired through its American Water Enterprises (AWE) subsidiary and highly complementary to AWE’s Homeowner Services Group (HOS), Pivotal Home Solutions is a home warranty business operating in 18 states with about 1.2 million customer contracts. Pivotal Home Solutions offers coverage for a wide variety of home appliances, heating and cooling systems, and lines in and around a home.

“The employees of Pivotal Home Solutions, like those in American Water’s HOS group, are focused on providing outstanding customer service, as evidenced by both of our organizations achieving the Better Business Bureau’s highest rating.” said Susan Story, president and CEO of American Water. “Additionally, this is an opportunistic transaction for American Water as it provides a strong platform for long-term and capital-light organic growth.”

Deborah Degillio, president of American Water Enterprises, added, “This acquisition delivers on one of our growth strategies to expand our complementary businesses. Coupled with our existing Homeowner Services portfolio, this acquisition will enhance our ability to provide additional home warranty solutions across the U.S., nearly doubling our customer contracts. We look forward to leveraging the expertise of the talented team of Pivotal Home Solutions employees who have built this successful organization.

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“This acquisition also creates a tremendous opportunity from a product line perspective and for cross-selling our core water and wastewater products,” added Degillio.

The closing of the acquisition is subject to certain conditions, including obtaining necessary regulatory approvals and consents, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions and deliveries. Upon completion of the acquisition, Pivotal Home Solutions will be part of American Water’s home warranty businesses, while maintaining its current name and main operations in Naperville, Ill.

American Water anticipates closing the transaction by second quarter 2018.

American Water’s Homeowners Services Group operates in 43 states and Washington, D.C., and currently services more than 1.8 million contracts. The Homeowner Services Group has been providing protection programs for more than 15 years, has an A+ Rating from the Better Business Bureau and holds a 97 percent customer satisfaction rating. It also provides its Protection Programs to homeowners through municipal partnerships with the New York City Department of Environmental Protection, Orlando Utilities Commission, Nashville Metro Water Services and others.

Investor Conference Call

An investor conference call regarding the Pivotal Home Solutions acquisition and a strategic update will take place on Thursday, Apr. 12, 2018, at 9 a.m. Eastern Daylight Time. Interested parties may listen to the conference call over the Internet by logging on to the Investor Relations homepage at ir.amwater.com. Presentation slides that will be used in conjunction with the investor conference call will also be made available online following the call. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

Following the investor conference call, an audio archive of the call will be available through Apr. 18, 2018. U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529. International callers may listen by dialing 1-412-317-0088. The access code for replay is 10119143. The audio webcast will be available on American Water’s investor relations homepage at ir.amwater.com through May 12, 2018. After that, the archived webcast will be available for one year at ir.amwater.com/event-replays.

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About Pivotal Home Solutions

Since 1992, the home warranty plans offered by Pivotal Home Solutions have helped protect homeowners from the costs of unexpected repairs to their home’s systems, lines and/or appliances. Pivotal Home Solutions’ operations includes approximately 1.2 million repair and maintenance plans in 18 states.

About American Water

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 6,900 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 46 states, the District of Columbia and Ontario, Canada. More information can be found by visiting www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could,” or the negative of such terms or other variations or similar expressions. Forward-looking statements relate to, among other things, the anticipated timing of the closing and the ability to obtain the regulatory consents and approvals required to complete, and satisfying other conditions to the closing of, the acquisition of Pivotal Home Solutions; the ability of the company to finance the purchase price for the acquisition; the occurrence of the benefits and synergies expected or predicted to occur as a result of the completion of such acquisition; and unexpected costs, liabilities or delays associated with the acquisition and integration of Pivotal Home Solutions’s assets, business and operations. These forward-looking statements are predictions based on the company’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the company’s Form 10-K for the year ended Dec. 31, 2017, and in other filings with the Securities and Exchange Commission, and the additional risks, uncertainties, assumptions and limitations described herein.

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